Exhibit 5.1

Alere Inc. 51 Sawyer Road, Suite 200 Waltham, MA 02453

February 12, 2016

Alere Inc.

51 Sawyer Road, Suite 200

Waltham, Massachusetts 02453

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

In accordance with Item 601(b)(5) of Regulation S-K, I am furnishing this opinion to you in my capacity as counsel to Alere Inc., a Delaware corporation (the “Company”), in connection with the preparation of a registration statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and relating to the registration of an additional 7,000,000 shares (the “Registered Shares”) of common stock, par value $0.001 per share, of the Company (“Common Stock”), which the Company may issue pursuant to the Alere Inc. 2010 Stock Option and Incentive Plan, as amended (the “Plan”).

In connection with the opinions expressed below, I have been furnished with and have examined originals, or copies certified or otherwise identified to my satisfaction, of the Plan, the Company’s Amended and Restated Certificate of Incorporation, and the Company’s Amended and Restated By-Laws, each as presently in effect, the Registration Statement and such records, certificates and other documents of the Company, and have made such investigations of law, as I have deemed necessary or appropriate for the purpose of this opinion.

I assume that the purchase price of the Registered Shares, or the value of other consideration to be received by the Company for the Registered Shares, will be valid consideration equal to or in excess of the par value thereof.

I am an attorney admitted to practice in The Commonwealth of Massachusetts. I express no opinion concerning the laws of any jurisdictions other than the laws of the United States of America and The Commonwealth of Massachusetts and the Delaware General Corporation Law (which includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware General Corporation Law and the Delaware Constitution).

Based upon the foregoing, I am of the opinion that, upon the issuance and delivery of the Registered Shares against receipt of the purchase price or other consideration therefor in accordance with the terms of the Plan, the Registered Shares will be validly issued, fully paid and non-assessable shares of Common Stock.

This opinion shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association’s Business Law Section as published in 53 Business Lawyer 831 (May 1998).

This opinion is to be used only in connection with the offer and sale of the Registered Shares while the Registration Statement is in effect.

This opinion is being delivered solely for the benefit of the Company and such other persons as are entitled to rely upon it pursuant to applicable provisions of the Securities Act. This opinion may not be used, quoted, relied upon or referred to for any other purpose nor may this opinion be used, quoted, relied upon or referred to by any other person, for any purpose, without my prior written consent.

This opinion is given as of the date first set forth above, and I assume no obligation to update this opinion after the date hereof. I hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Douglas J. Barry
Douglas J. Barry, Esq. Associate General Counsel